Exhibit 99.1

FOR IMMEDIATE RELEASE

Kaiser Aluminum Provides Update on Status of Anglesey Aluminium Metal Ltd. Following June
12th Transformer Failure and Resulting Fire

FOOTHILL RANCH, Calif. – July 8, 2008 – Kaiser Aluminum (NASDAQ:KALU), a producer of fabricated aluminum products, said today that Anglesey Aluminium Metal Ltd. is in the process of restarting production on the non-operating portion of the first of two potlines at the smelter and expects to be back to full production on this first line by the end of July or early August.

Anglesey also expects to be in a position to begin restarting the second of two lines in August after completion of switchyard repairs and following receipt of final reports in regard to the cause of a transformer failure. Full production on this line is expected to be achieved approximately 12 to 16 weeks from the beginning of the restart process.

The affected capacity at the Anglesey smelter was taken off line for safety and operational reasons during a power failure caused by a transformer failure and resulting fire on June 12th at the facility. The company reported at that time that the smelter was operating at one third of its total capacity of 145,000 tons.

Anglesey is 49 percent owned by Kaiser Aluminum. The fire and resulting loss of production does not affect the company’s core Fabricated Products business. The company is continuing to work with Anglesey to assess the financial impact, however Anglesey has property damage and business interruption insurance that is expected to cover financial losses for Anglesey and its owners.

Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The company’s North American facilities annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.

F-1097

Certain statements in this release relate to future events and expectations and, as a result, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) the extent of damage to Anglesey’s equipment, (b) Anglesey’s ability to restore production, (c) the cause of the incident at Anglesey and timing of the restart of the second line, (d) the scope of insurance coverage available and (e) the other risk factors summarized in the company’s Form 10-K for the year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission.

Investor Relations Contact:
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740

Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(323) 762-1818